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                                                                    EXHIBIT 4

                                  APPENDIX II
                                  -----------


                               STOCK OPTIONS AND
                           STOCK APPRECIATION RIGHTS
                           -------------------------


     The following terms will apply to Stock Options and Stock Appreciation Rights granted pursuant to this Appendix II:

I.   Definitions
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     A. "Cause" means the commission of an act of dishonesty, gross incompetency or intentional or willful misconduct, which act occurs in the course of an optionee's performance of his duties as an employee.

     B. "Exercise Price" means the Fair Market Value of a Share on the date of grant.

     C. "Fair Market Value" means, with respect to a date, on a per share basis, the average of the high and the low sale price of a Share reported on the consolidated transaction reporting system for Nasdaq issues on such date or if Shares are not traded on such day, such average price on the next preceding date on which it is traded.

     D. "Incapacity" means any material physical, mental or other disability rendering the optionee incapable of substantially performing his or her services for his employer that is not cured within 180 days of the first occurrence of such incapacity.

     E. "Option Term" means ten years from the date of grant.

II.  Option Exercise
     ---------------

     The optionee may purchase from Primex the following aggregate number of shares covered by the Option on and after each of the following dates during the term of the Option:

           Date                                      Number of Shares
           ----                                      ----------------

1st anniversary of the grant date         33 1/3% of original grant of Options
2nd anniversary of the grant date         66 2/3% of original grant of Options
3rd anniversary of the grant date         100% of original grant of Options

     The Option, to the extent vested, shall be exercisable in whole at any time or in part from time to time during the term of the Option, but not as to less than 25 shares (or the shares then purchasable under the Option if less than 25 shares) at any one time.
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     The exercise price shall either be tendered in cash (or check) or Shares or a combination of cash (or check) or Shares. Shares surrendered as payment for the exercise price shall be valued at Fair Market Value on the date on which the certificates for such Shares are surrendered to Primex.

     If at any time the optionee's employment with Primex or any Affiliate shall be terminated (a) voluntarily by the optionee for any reason other than death or Incapacity or (b) by Primex or any Affiliate for any reason other than for Cause, the optionee shall have the right to exercise his or her Option to the extent of the Shares with respect to which the Option could have been exercised by the optionee as of the date of his or her termination of employment in accordance with its terms but in no event beyond the earlier of (i) one year after the date of termination of employment or (ii) the scheduled expiration of such Option.

     If an optionee's employment with Primex or any of its Affiliates is terminated due to retirement (at or after attaining age 55 with 10 years of service with Primex or any Affiliate (including prior service with Olin Corporation)), the optionee shall have the right to exercise his or her Option to the extent of the Shares with respect to which the Option could have been exercised by the optionee as of the date of his or her retirement in accordance with its terms but in no event beyond the scheduled expiration of such Option.

     If the optionee's employment with the Company shall be terminated for Cause, his or her Option (whether or not vested) shall terminate and expire concurrently with such termination of employment and shall not thereafter be exercisable to any extent.

     If an optionee's employment with Primex or any of its Affiliates is terminated due to death or Incapacity, the Option shall (a) become fully vested and (b) be exercisable by the optionee (or in the event of the optionee's death, by his or her estate or by the person who acquired the right to exercise the Option by bequest or inheritance) under the terms of the Plan, provided that the Option is exercised prior to the scheduled expiration of such Option.

     If an optionee dies after his or her termination of employment during the period in which his or her Option remains exercisable, the Option may be exercised, to the extent the Option could have been exercised by the decedent immediately prior to his death, by the Optionee's estate or by the person who acquired the right to exercise the Option by bequest or inheritance at any time within one year after the date of death, but in no event beyond the scheduled expiration of such Option.

III. Transferability of Options
     --------------------------

     All Options granted in accordance with this Appendix II shall be transferable to the extent permitted in Section 6(f)(v) of the Plan.

IV.  Delegation
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     The Committee hereby authorizes the Chairman, Chief Financial Officer and
Vice President of Human Resources ("Management") to determine if the Awards granted pursuant to this Appendix will be
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incentive Stock Options or nonqualified Options for all recipients. With respect to any individual who is not an officer or director of Primex subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Committee authorizes Management to determine if a Stock Appreciation Right shall be granted in connection with any Option or as a separate Award. Any Stock Appreciation Right shall be exercisable in accordance with the terms included in Section II of this Appendix unless the Committee (or Management, in the case of an individual who is not subject to Section 16 of the Securities Exchange Act of 1934, as amended) decides otherwise.

V.   Shares Available for Awards: Plan Terms
     ---------------------------------------

     In addition to the 350,000 shares which were available for awards under the Plan prior to the effective date hereof, an additional 500,000 shares shall be available for the grant of stock options pursuant to this Appendix II.

     Except as expressly provided in this Appendix II, all terms of the Plan shall continue to be in full force and effect.